Exhibit 99.1

Flotek Reports 95% Gross Profit Growth in Third Quarter
HOUSTON, November 4, 2025 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK), a leader in innovative energy solutions, today announced its financial results for the quarter and nine-months ended September 30, 2025, which reflect continued successful execution of its transformational strategy and robust growth across its two segments.
Financial Summary (in thousands, except ‘per share’ amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change

Total Revenues	$56,031	$49,742	13%	$169,743	$136,267	25%
Gross Profit	$17,783	$9,119	95%	$44,639	$27,108	65%
Net Income	$20,355	$2,532	704%	$27,503	$6,068	353%
Diluted Income Per Share	$0.53	$0.08	563%	$0.78	$0.20	290%
Adjusted EBITDA (1)	$11,721	$4,840	142%	$28,953	$13,303	118%
Third Quarter 2025 Highlights:
(all comparisons versus Q3 2024 unless noted)
•Total revenues increased 13% driven largely by the Data Analytics segment, as the mobile gas conditioning assets acquired in the second quarter of 2025 (the “Acquired Assets”) generated $6.1 million of third quarter 2025 revenue.
•Data Analytics segment revenues grew to 16% of total revenues, up from 5% in third quarter 2024, helping to deliver total Company gross profit margin of 32%, as compared to 18% in the year-ago quarter.
•Data Analytics segment gross profit margin totaled 71% during the third quarter of 2025 as compared to 44% during the year-ago quarter.
•Net income totaled $20.4 million, or $0.53 per diluted share, compared to $2.5 million, or $0.08 per diluted share, in the year-ago quarter. Third quarter 2025 net income included a $12.6 million tax benefit, as further discussed below.
•Adjusted EBITDA(1) increased by 142% to $11.7 million, compared to $4.8 million in the year-ago quarter, representing the twelfth consecutive quarter of growth.
•On October 29, 2025, Flotek announced that the XSPCTTM analyzer was the first optical spectrometer to comply with GPA 2172 (O&G Custody Transfer Standard)
2025 Guidance Update: Based on strong year-to-date operational performance and the outlook for the fourth quarter, the Company is increasing its 2025 guidance ranges as follows ($MMs):

	Previous Guidance	Revised Guidance
Total Revenues	$200-$220	$220-$225
Adjusted EBITDA (2)	$34-$39	$35-$40

Management Commentary
Chief Executive Officer Dr. Ryan Ezell commented, “Flotek delivered an outstanding third quarter, highlighted by reporting total Company gross profit margin of 32%. Throughout the quarter, we continued successfully executing our corporate strategy to transform Flotek into a data-driven technology enterprise. Our Data Analytics segment delivered quarterly revenue comparable to the full year 2024, reflecting accelerated adoption of our advanced analytics solutions supporting the industrial pivot within the energy infrastructure sector. Our Chemistry Technologies segment continued to expand market share, driven by strong demand for our innovative chemical solutions that enhance reservoir performance. Through the first three quarters of 2025, Chemistry segment revenues were 17% higher year-over-year. Our third quarter results underscore the strength in each of our segments and demonstrate our disciplined execution and steadfast commitment to creating value for our customers and shareholders even in challenging market conditions.”
Segment Revenue Summary (in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change

Chemistry Technologies:
External Revenues	$20,221	$14,097	43%	$64,773	$42,143	54%
Related Party Revenues	26,956	32,977	(18)%	87,562	87,732	—%
Total	$47,177	$47,074	—%	$152,335	$129,875	17%

Data Analytics:
Product Revenues	$1,694	$1,681	1%	$5,176	$3,920	32%
Service Revenues (3)	7,160	987	625%	12,232	2,472	395%
Total	$8,854	$2,668	232%	$17,408	$6,392	172%
Revenues:
•Chemistry Technologies: The segment grew external revenue 43% as compared to the year-ago quarter. This growth reflects Flotek’s ability to continue to capture market share despite a 25% year-over-year decline in North American frac fleets(4), indicating strong demand for our specialized chemistry solutions. However, related party chemistry purchases were impacted negatively by reduced fleet count utilization.
•Data Analytics: The segment achieved a 232% revenue increase as compared to the year-ago quarter, with service revenues growing more than 625% to $7.2 million, underscoring the growing market demand for Flotek’s data-driven solutions that enhance operational efficiency for clients. Third quarter 2025 service revenues include approximately $6.1 million related to the Acquired Assets.
Gross Profit: The Company generated gross profit of $17.8 million during the third quarter of 2025 compared to $9.1 million during the third quarter of 2024. The 95% increase in third quarter 2025 gross profit was driven by a 232% increase in high-margin Data Analytics revenue. Additionally, the reduction in related party chemistry sales, as compared to the year-ago quarter, resulted in a 28% increase in revenues attributable to the minimum chemistry purchase requirement contained in the Company’s long-term supply agreement with ProFrac. Gross profit as a percentage of revenue totaled 32% in the third quarter of 2025 as compared to 18% in the year-ago period.

Selling, General and Administrative (“SG&A”) Expense: SG&A expense totaled $7.4 million for the third quarter of 2025, or 13% as a percentage of revenues, compared to $5.7 million during the third quarter of 2024, or 11% as a percentage of revenues. The increase in SG&A expenses during the third quarter of 2025 was primarily the result of higher professional fees and personnel costs including non-cash stock compensation costs.
Net Income: In the third quarter of 2025, Flotek reported net income of $20.4 million, or $0.53 per diluted share, as compared to $2.5 million, or $0.08 per diluted share, in the year-ago quarter. Net income during the third quarter of 2025 included a $12.6 million tax benefit related to previously reserved deferred tax assets. While the current quarter impact of the partial release of the valuation allowance is non-cash, it is a positive indication of the Company’s outlook for generating future income from which it could utilize its deferred tax assets.
Adjusted EBITDA(1) (Non-GAAP): Adjusted EBITDA(1) was $11.7 million in the third quarter of 2025 as compared to $4.8 million in the third quarter of 2024. This marks the 12th consecutive quarter of Adjusted EBITDA(1) improvement.
PWRtekTM Update: During the third quarter of 2025, revenues attributable to the Acquired Assets totaled $6.1 million with gross profit as a percentage of revenue totaling approximately 89%. As of September 30, 2025, all the Acquired Assets were in service and the Company expects fourth quarter and full year 2025 PWRtek revenues to total approximately $6.8 million and $16.1 million, respectively. Acquisition expenses related to the asset acquisition during the third quarter and nine-month periods of 2025 totaled $0.2 million and $4.4 million, respectively.
(1)Represents a non-GAAP measure, see the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” table in this release for more information about this measure, including reconciliations to the most comparable GAAP measures.
(2)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” table in this release for more information about this measure. We are unable to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure without unreasonable efforts, as we are unable to predict with a reasonable degree of certainty the impact of certain items that would be expected to impact the GAAP financial measure, including, among other items, certain stock-based compensation costs, interest costs related to fluctuations in borrowings outstanding under the Company’s asset based loan and the impact of the revaluation of certain liabilities, which is based upon our future stock price. These items do not impact the non-GAAP financial measure.
(3)Service revenues during the three- and nine-month 2025 periods include $6.1 million and $9.3 million respectively, related to PWRtek rental revenues.
(4)Comparison according to Primary Vision Active U.S. Fracturing Operation Fleet Counts on 9/26/2025 of 179 compared to 9/28/2024 of 238.
Conference Call Details
The Company plans to host its earnings conference call on Wednesday, November 5, 2025, at 9:00 a.m. CDT (10:00 a.m. EDT).
Participants may access the call through Flotek’s website at https://ir.flotekind.com under the “News & Events” section, by telephone toll free at 1-800-836-8184 (international toll: 1-646-357-8785), or by using the following link to access the audience view of the webcast at https://app.webinar.net/NLao0z9kmlg approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.
About Flotek Industries, Inc.
Flotek Industries, Inc. is a leading chemistry and data technology company focused on servicing the Energy industry. The Company’s technologies leverage near real-time data to deliver innovative solutions to maximize customer returns. Flotek has an intellectual property portfolio of over 130 patents, over 20 years of field and laboratory data, and a global presence in more than 59 countries.
Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions, aiming to reduce the environmental impact of energy on land, air, water and people.
Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit www.flotekind.com.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Investor contact:
Mike Critelli
Director of Finance & Investor Relations
E: ir@flotekind.com

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$4,603	$4,404
Restricted cash	103	102
Accounts receivable, net of allowance for credit losses of $716 and $447 at September 30, 2025 and December 31, 2024, respectively	26,767	17,386
Accounts receivable, related party, net of allowance for credit losses of $0 at each of September 30, 2025 and December 31, 2024, respectively	44,831	52,370
Inventories, net	13,232	13,303
Other current assets	2,305	2,952
Current contract asset	8,179	5,939
Total current assets	100,020	96,456
Long-term contract asset	56,655	63,105
Property and equipment, net	20,822	6,178
Right-of-use assets	3,266	3,326
Deferred tax assets, net	30,351	51
Other long-term assets	1,573	1,680
TOTAL ASSETS	$212,687	$170,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,073	$38,073
Accrued liabilities	4,925	5,912
Accrued liabilities, related party	7,248	—
Income taxes payable	197	48
Interest payable, related party	1,008	—
Current portion of operating lease liabilities	1,216	1,486
Current portion of finance lease liabilities	149	—
Asset-based loan	6,662	4,789
Current portion of long-term debt	—	60
Total current liabilities	56,478	50,368
Deferred revenue, long-term	—	14
Note payable - related party	39,560	—
Long-term operating lease liabilities	5,887	6,514
Long-term finance lease liabilities	264	—
TOTAL LIABILITIES	102,189	56,896
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 240,000,000 shares authorized; 31,102,241 shares issued and 29,989,657 shares outstanding at September 30, 2025; 30,938,073 shares issued and 29,826,508 shares outstanding at December 31, 2024	3	3
Additional paid-in capital	433,939	464,620
Accumulated other comprehensive income	109	251
Accumulated deficit	(288,805)	(316,308)
Treasury stock, at cost; 1,112,584 and 1,111,565 shares at September 30, 2025 and December 31, 2024, respectively	(34,748)	(34,666)
Total stockholders’ equity	110,498	113,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$212,687	$170,796

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Revenue from external customers	$22,941	$16,565	$72,546	$47,935
Revenue from related party	33,090	33,177	97,197	88,332
Total revenues	56,031	49,742	169,743	136,267
Cost of goods sold	38,248	40,623	125,104	109,159
Gross profit	17,783	9,119	44,639	27,108
Operating costs and expenses:
Selling, general, and administrative	7,384	5,714	20,462	18,079
Asset acquisition expenses	167	—	4,362	—
Depreciation	581	220	1,207	662
Research and development	549	462	1,359	1,349
Gain on sale of property and equipment	—	—	(7)	(34)
Total operating costs and expenses	8,681	6,396	27,383	20,056
Income from operations	9,102	2,723	17,256	7,052
Other income (expense):
Interest expense	(1,351)	(256)	(2,563)	(842)
Other income (expense), net	(8)	102	279	151
Total other expense	(1,359)	(154)	(2,284)	(691)
Income before income taxes	7,743	2,569	14,972	6,361
Income tax benefit (expense)	12,612	(37)	12,531	(293)
Net income	$20,355	$2,532	$27,503	$6,068

Income per common share:
Basic	$0.57	$0.09	$0.83	$0.21
Diluted	$0.53	$0.08	$0.78	$0.20

Weighted average common shares:
Weighted average common shares used in computing basic income per common share	35,868	29,613	33,189	29,498
Weighted average common shares used in computing diluted income per common share	38,137	30,897	35,420	30,655

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$27,503	$6,068
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of contingent consideration	(127)	(46)
Amortization of contract assets	4,210	4,341
Depreciation	1,207	662
Amortization of deferred financing costs	252	243
Provision for credit losses, net of recoveries	555	121
Provision for excess and obsolete inventory	307	626
Gain on sale of property and equipment	(7)	(34)
Non-cash lease expense	840	1,661
Stock compensation expense	1,706	915
Deferred income tax (benefit) expense	(12,773)	233
Changes in current assets and liabilities:
Accounts receivable	(9,936)	1,346
Accounts receivable, related party	(10,013)	(12,495)
Inventories	462	(532)
Income tax receivable	(32)	—
Other assets	724	849
Accounts payable	(3,000)	5,690
Accrued liabilities	(874)	(1,730)
Operating lease liabilities	(1,204)	(2,002)
Income taxes payable	149	9
Interest payable, related party	1,008	—
Net cash provided by operating activities	957	5,925
Cash flows from investing activities:
Capital expenditures	(1,697)	(491)
Proceeds from sale of assets	7	34
Net cash used in investing activities	(1,690)	(457)
Cash flows from financing activities:
Payments on long term debt	(60)	(135)
Proceeds from asset-based loan	147,000	122,600
Payments on asset-based loan	(145,127)	(128,666)
Payment of asset-based loan origination costs	(150)	(164)
Payment of note payable issuance costs	(480)	—
Payment of issuance costs of stock warrants	(653)	—
Payments to tax authorities for shares withheld from employees	(82)	(30)
Proceeds from issuance of stock under Employee Stock Purchase Plan	113	88
Proceeds from issuance of stock from stock option exercises	574	—
Payments for finance leases	(60)	(22)
Net cash provided by (used in) financing activities	1,075	(6,329)
Effect of changes in exchange rates on cash and cash equivalents	(142)	6
Net change in cash and cash equivalents and restricted cash	200	(855)
Cash and cash equivalents at the beginning of period	4,404	5,851
Restricted cash at the beginning of period	102	102
Cash and cash equivalents and restricted cash at beginning of period	4,506	5,953
Cash and cash equivalents at end of period	4,603	4,997
Restricted cash at the end of period	103	101
Cash and cash equivalents and restricted cash at end of period	$4,706	$5,098

FLOTEK INDUSTRIES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ITEMS AND NON-CASH ITEMS IMPACTING EARNINGS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2025	2024	2025	2024	2024

Net income	$20,355	$2,532	$27,503	$6,068	$10,498
Interest expense	1,351	256	2,563	842	1,095
Income tax (benefit) expense	(12,612)	37	(12,531)	293	649
Depreciation and amortization	581	220	1,207	662	891
EBITDA (Non-GAAP) (1)	$9,675	$3,045	$18,742	$7,865	$13,133
Stock compensation expense	569	272	1,706	915	1,366
Severance and retirement	16	—	67	32	39
Contingent liability revaluation	—	(19)	(127)	(46)	71
Gain on disposal of asset	—	—	(7)	(34)	(124)
Amortization of contract asset (2)	1,294	1,592	4,210	4,341	5,612
Non-Recurring professional fees (3)	167	(50)	4,362	230	230
Adjusted EBITDA (Non-GAAP) (1)	$11,721	$4,840	$28,953	$13,303	$20,327
(1)Management believes that EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024, and for the twelve months ended December 31, 2024 are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the adjustments made to net income for certain non-cash or non-recurring items noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial, compensation and operational objectives. In addition, the Company believes that Adjusted EBITDA provides investors, creditors and analysts with a clearer view of the Company’s leverage profile and debt service capacity, enhancing comparability and augmenting the ability of investors, creditors and analysts to make investment decisions based upon liquidity.
(2)The Company’s contract assets arose from fixed, non-refundable consideration in the form of convertible notes issued by the Company to ProFrac in connection with the entry into the ProFrac Agreement and are amortized as a reduction of revenue over the contract term. While the GAAP presentation reduces revenue, these amounts economically represent the cost of acquiring the ProFrac Agreement, similar to commissions, marketing spend or other customer acquisition expenses. Accordingly, the Company’s management treats the amortization of contract assets similar to a non-cash expense added-back to arrive at Adjusted EBITDA to more accurately reflect the recurring cash impact of the transaction and to maintain comparability with the treatment of other amortization costs and comparability of the Company’s results with competitors that may not report amortization of contract assets. The Company believes that it is important for investors to understand that under GAAP, the amortization of contract assets is not an expense and instead reduces revenue.
(3)Includes $0.2 million and $4.4 million of expenses related to Asset Acquisition for the three and nine months ended September 30, 2025, respectively.